Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-118941, No. 333-108359, No. 333-101165 and No. 333-100023 and Form S-8 No. 333-83872) of Inergy L.P. and in the related Prospectuses and the Registration Statement (Form S-3 No. 333-118941-02) of Inergy Finance Corp. and the related Prospectus of our report dated November 18, 2004, with respect to the consolidated financial statements and schedule of Inergy L.P. included in this Annual Report (Form 10-K) for the year ended September 30, 2004.

/s/ Ernst & Young LLP

Kansas City, Missouri

December 3, 2004